EXHIBIT 99.1

F I N A N C I A L RELATIONS BOARD	news

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq NM: OCCF) www.occfiber.com

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Neil Wilkin President & CEO (540) 265-0690 investorrelations@occfiber.com	Marilynn Meek General Information (212) 445-8451 mmeek@financialrelationsboard.com

Tracy Smith Vice President & CFO (540) 265-0690 investorrelations@occfiber.com	Peter Seltzberg Analyst Information (212) 445-8457 pseltzberg@financialrelationsboard.com

FOR IMMEDIATE RELEASE:

OPTICAL CABLE CORPORATION REPORTS NET INCOME

FOR FIRST QUARTER OF FISCAL 2004

Company Anticipates Addition to Board and Audit Committee as a Result of Sarbanes-Oxley

ROANOKE, VA, March 9, 2004 – Optical Cable Corporation (Nasdaq NM: OCCF) today announced financial results for its 2004 fiscal first quarter ended January 31, 2004.

First Quarter 2004 Financial Results

Optical Cable reported net income of $44,000 or $0.01 per basic and diluted share for the first quarter of fiscal 2004 compared to a net loss of $152,000 or $0.02 per basic and diluted share for the same quarter last year.

Net sales for the first quarter of fiscal 2004 decreased 4.1% to $9.3 million from $9.7 million for the same period last year. As expected, net sales for the first quarter of fiscal year 2004 were also lower than net sales of $11.3 million for the fourth quarter of fiscal year 2003 due to seasonality factors.

The Company believes the pattern of net sales experienced during fiscal year 2003 and the first quarter of fiscal year 2004 are consistent with the seasonality patterns experienced by the Company prior to fiscal year 2001. Specifically, net sales historically were relatively lower in the first half of each fiscal year and relatively higher in the second half of each fiscal year, which the Company believes may be partially due to the construction cycles and budgetary cycles of its customers. During fiscal year 2003,

Optical Cable Corp. – First Quarter 2004 Earnings Release

net sales increased sequentially from quarter to quarter, a pattern the Company believes will be repeated in fiscal year 2004. The Company believes the seasonality pattern was further pronounced during the first quarter of fiscal year 2004 as the result of harsh weather conditions in the eastern part of the United States during the quarter that may have delayed some purchases by customers. The Company’s backorder volume has increased in recent months, which is consistent with this belief.

Gross profit as a percentage of net sales for the first fiscal quarter of 2004 was 39.0% compared to 35.9% for the same period in 2003. By comparison, gross profit margin for the fourth quarter of 2003 was 37.4%. The increase in the gross profit margin during the first quarter of 2004 was primarily attributable to the sale of inventory which had been previously estimated to have a lower net realizable value compared to its manufacturing cost. The Company continues to make efforts to profitably dispose of such inventory.

Selling, general and administrative expenses (excluding shareholder litigation settlement expenses incurred during the first quarter of fiscal 2003) (“SG&A expenses”) for the first quarter of fiscal 2004 increased 7.5% to $3.5 million from $3.3 million for the same period last year. The increase in SG&A expenses during the first quarter of 2004 compared to the same period last year, resulted from increases in compensation costs, partially resulting from new hires during fiscal year 2003 who were not in place for the entire first quarter of 2003 and the expense associated with the vesting of a portion of the restricted stock awards approved during the first quarter of 2004. These increases were partially offset by decreases in legal fees (excluding those fees related to the shareholder litigation), and bad debt expense.

Management Comments

“We continue to see signs that the premises and enterprise fiber optic cable markets are gaining strength. However, until a more complete recovery is underway in those markets, we believe these markets will only show annual growth percentages in the single digits during fiscal 2004,” stated Mr. Neil Wilkin, President and CEO of Optical Cable Corporation.

“Despite lower net sales during the first quarter, we believe our market position is solid and improving relative to the competition,” Mr. Wilkin added.

“We are pleased that we are able to continue to operate profitably, however, our management team is committed to increasing sales and profitability ahead of our competitors. Additionally, while we will continue to monitor our expenses closely; we will not sacrifice expenditures necessary to build our infrastructure ahead of significant market growth,” Mr. Wilkin concluded.

Company Anticipates Addition to Board and Audit Committee as a Result of Sarbanes-Oxley

As discussed in the Company’s Proxy Statement, effective as of the annual meeting of shareholders being held today, March 9, 2004, one member of the Audit Committee will not meet the new requirements for independence under the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002, because this member performs consulting services for the Company.

Optical Cable Corp. – First Quarter 2004 Earnings Release

As a result of this lack of independence, the member will resign from the Audit Committee as planned, effective as of the annual meeting. The Audit Committee will then consist of two members, both of whom satisfy the applicable requirements for independence of the Nasdaq Stock Market and the Securities and Exchange Commission.

The Nasdaq Stock Market requires that the audit committees of Nasdaq National Market listed companies consist of at least three members. As a result, the Company will not be in compliance with the Nasdaq Stock Market rules effective March 9, 2004. On March 5, 2004, the Company notified the Nasdaq Stock Market of the Company’s pending noncompliance. The Company and the Nasdaq Stock Market have begun discussions as to the length of time that the Company will have to appoint a new independent member of the Board of Directors who will also serve as a third member to the Audit Committee. The Company believes it will appoint a new member of the Board of Directors and fill the newly created vacancy on the Audit Committee within the grace period the Nasdaq Stock Market is expected to allow.

Company Information

Optical Cable Corporation pioneered the design and production of special tight-buffered fiber optic cables for the most demanding military field applications in the early 1980s. At its ISO 9001:2000 registered facility in Roanoke, Virginia, the Company manufactures a broad range of fiber optic cables that can be used both indoors and outdoors and utilize a tight-buffered coating process that provides mechanical and environmental protection for the optical fiber. The current product portfolio is built on the evolution of the fundamental technologies and designed to provide end-users with significant value.

Further information about Optical Cable Corporation is available on the World Wide Web at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation (the “Company”) may contain certain “forward-looking” information within the meaning of the federal securities laws. The forward looking information may include, among other information, (i) statements concerning the Company’s outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to risks and uncertainties that may cause actual events to differ materially from the Company’s expectations. Factors that could cause or contribute to such differences include, but are not limited to, the level of sales to key customers, including distributors; the economic conditions affecting network service providers; corporate spending on information technology; actions by competitors; fluctuations in the price of raw materials (including optical fiber); the Company’s dependence on a single manufacturing facility; the Company’s ability to protect its proprietary manufacturing technology; market conditions influencing prices or pricing; the Company’s dependence on a limited number of suppliers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions against the Company; an adverse outcome in regulatory reviews and audits and potential regulatory reviews and audits; an adverse change in laws and regulations associated with the extraterritorial income exclusion; adverse changes in state tax laws and/or positions taken by state taxing authorities affecting the Company; technological changes and introductions of new competing products; economic conditions that affect the telecommunications

Optical Cable Corp. – First Quarter 2004 Earnings Release

sector, certain technology sectors or the economy as a whole; terrorist attacks or acts of war, particularly given the acts of terrorism against the United States and subsequent military responses by the United States, and any potential future military conflicts; ability to retain key personnel; the impact of changes in accounting policies, including those by the Securities and Exchange Commission; changes in market demand, exchange rates, productivity, weather or market and economic conditions in the areas of the world in which the Company operates and markets its products; the inability of the Company to appoint a third member to its Audit Committee as required to maintain its Nasdaq National Market listing, and the Company’s success in managing the risks involved in the foregoing. The Company cautions readers that the foregoing list of important factors is not exclusive and the Company incorporates by reference those factors included in current reports on Form 8-K.

(Financial Tables Follow)

Optical Cable Corp. – First Quarter 2004 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended January 31,
	2004	2003
Net sales	$9,350	$9,746
Cost of goods sold	5,705	6,248

Gross profit	3,645	3,498
Selling, general and administrative expenses	3,541	3,293
Shareholder litigation settlement expense	—	292
Loss on impairment of machinery and equipment	—	117

Income (loss) from operations	104	(204)

Interest expense, net	(25)	(30)
Other, net	(11)	14

Other expense, net	(36)	(16)

Income (loss) before income taxes	68	(220)

Income tax expense (benefit)	24	(68)

Net income (loss)	$44	$(152)

Net income (loss) per share
Basic and diluted	$0.01	$(0.02)

Weighted average shares outstanding
Basic	5,514	6,576

Diluted	5,575	6,576

—MORE—

Optical Cable Corp. – First Quarter 2004 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED BALANCE SHEET DATA

(thousands)

(unaudited)

	January 31, 2004	October 31, 2003
Assets

Cash	$2,938	$2,337

Trade accounts receivable, net of allowance for doubtful accounts	6,869	7,688

Inventories	6,927	6,625

Other current assets	839	1,178

Total current assets	$17,573	$17,828

Non-current assets	12,313	12,357

Total assets	$29,886	$30,185

Liabilities and Shareholders’ Equity

Total current liabilities	$3,124	$3,551

Non-current liabilities	—	—

Total liabilities	3,124	3,551

Total shareholders’ equity	26,762	26,634

Total liabilities and shareholders’ equity	$29,886	$30,185

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